SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549


FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported):  March 23, 1999

CALIFORNIA WATER SERVICE GROUP
(Exact name of registrant as specified in its charter)



California                  1-13883         77-0448994
State of Incorporation  Commission File No. IRS Employer ID Number

1720 North First Street, San Jose, CA 95112
Address, including Zip code, of registrant's principal executive office

(408) 367-8200
Registrant's telephone number, including area code

California Water Service Company
(Former name or former address, if changed since last report)

Item 5. Other Events

On March 22, 1999, Registrant issued a press release announcing that Registrant and its wholly-owned subsidiary, California Water Service Company, and Dominguez Services Corporation ("Dominguez") had amended their previously announced merger agreement. The merger agreement was signed on November 11, 1998. Subsequently, an unsolicited competing proposal was received by Dominguez. On March 16, 1999, Dominguez notified Registrant that the competing proposal was determined to be superior to the Registrant's proposal. Registrant amended its proposal which was accepted by the Dominguez board at their March 22, 1999 meeting.
As set forth in the press release, the merger with Dominguez, except as amended, will move forward under the agreed terms and conditions. The amendment provides that each issued and outstanding share of Dominguez common stock will be exchanged for between 1.25 and 1.49 shares of Registrant's common stock. The exchange ratio will vary within the established collar with the value of Registrant's common stock market value.
The consummation of the merger is conditioned upon the satisfaction of certain conditions, including approval by the California Public Utilities Commission and other regulatory approvals, receipt of certain assurances that the Merger will be accounted for as a pooling-of-interests and will qualify as a tax free reorganization, and approval by Dominguez' shareholders.


Item 7. Financial Statements and Exhibits

Press release issued by the Registrant on March 22, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized

Date: March 23, 1999          California Water Service Group

                           By: /s/ PETER C. NELSON
                              Peter C. Nelson
                              President and Chief Executive Officer

Exhibit Index

                                                            Sequential
                                                            Page
                                                            Number
Exhibit No.

1. Press release issued by the Registrant on March 22, 1999.      5



This news release includes the logo of California Water Service Group.

CALIFORNIA WATER SERVICE GROUP AND
DOMINGUEZ SERVICES CORPORATION AMEND MERGER AGREEMENT


SAN JOSE, CA - At special meetings held on Monday, March 22, the Boards of Directors of California Water Service Group (NYSE: CWT) and Dominguez Services Corporation (NASDAQ: DOMZ) announced an amendment to their November 13, 1998 merger agreement. The amendment was in response to an unsolicited, competing proposal that the Dominguez Board determined provided more favorable terms to its shareholders than the definitive merger agreement with Cal Water previously announced.
"We are pleased to reaffirm our commitment to completing a friendly, strategic merger with one of the finest companies in the investor-owned water industry," said Robert W. Foy, Chairman of the Board of California Water Service Group. "This transaction is still expected to be accretive to Group shareholders within the first calendar year of operating Dominguez."
Peter C. Nelson, Group's President and Chief Executive Officer, said that the merger "will add shareholder value in a number of ways, including: providing growth opportunities in new areas of California; allowing the consolidation of two neighboring systems in the Los Angeles region; capitalizing on the unique complimentary strengths of each company; and permitting us to reap the administrative benefits of a combined company. Shareholders will benefit further from the added liquidity resulting from Group's trading on the New York Stock Exchange with a larger number of shares outstanding of the combined companies." He also noted that employees of the combined companies will have enhanced employment opportunities and that customers will benefit from expanded resources.
The revised transaction will be accounted for as a pooling of interests. It will be structured as a tax-free, stock-for-stock merger. Each share of Dominguez would be converted into the right to receive between 1.25 and 1.49 shares of Cal Water common stock, depending upon the average price of Cal Water common stock for a twenty day period preceding the closing of the transaction. The conversion ratio is designed to give Dominguez shareholders the number of Cal Water shares which yield the equivalent of $33.75 per Dominguez share, providing the average price of Cal Water common stock does not fall below $22.65 or exceed $27.00. If the average price falls outside this range (the collar) the equivalent amount per share received by Dominguez shareholders would be higher or lower than $33.75. Group will also assume Dominguez outstanding net debt of approximately $10.5 million, for a combined merger transaction value of approximately $63.5 million.
The transaction is believed to be the largest merger of investor-owned water utilities in the history of California.
The merger remains subject to review by various state and federal agencies, including the United States Securities and Exchange Commission and the California Public Utilities Commission. Final regulatory approval is expected in late 1999. Dominguez shareholders must also approve the transaction, which is expected to occur during May 1999.
This press release contains forward looking statements relative to the merger and its impact on future operating results. These statements are intended to qualify for the "safe harbor" provisions established by the Private Securities Litigation Reform Act of 1995. The statements are based on currently available information, estimates, projections, and management's judgement. Actual results may differ materially from anticipated results due to various factors including regulatory commission decisions and timing, operating revenues realized, cost synergies gained from integrating the two companies' operations, stock market values and general economic conditions.
California Water Service Group is the parent company of California Water Service Company and CWS Utility Services.
California Water Service Company is the largest investor owned water utility in California and the fourth largest in the country. It was formed in 1926 and provides high-quality water service to 1.5 million people in 59 California communities. CWS Utility Services provides nonregulated water related services.
Dominguez Service Corporation owns and operates Dominguez Water Company ("DSC"), a regulated public utility formed in 1911. DSC provides water service to almost 40,000 customers primarily in the South Bay area of Los Angeles County. Through its subsidiaries, DSC also has operations in the Antelope Valley in northern Los Angeles County, the Kern River Valley near Lake Isabella in Kern County and in the Russian River area of northern California. Dominguez also has a water rights trading business.
Additional information about the two companies may be found on the attached fact sheet or on their Web sites, located at www.calwater.com and www.dominguezh2o.com.